Exhibit 10.1

March 19, 2020

Stephen Mullennix

Dear Stephen:

This letter sets forth the substance of the separation agreement (the “Agreement”) that UroGen Pharma, Inc. (the “Company”) is offering to you to aid in your employment transition, and in accordance with the Executive Employment Agreement between the Company and you, dated October 28, 2020 (the “Employment Agreement”).

1.    SEPARATION. Your employment termination date will be April 30, 2020 (the “Separation Date”). As of the Separation Date, you will also be deemed to have resigned from any other position or office you hold with the Company, UroGen Pharma, Ltd. (“Parent”), and any of their affiliates.

2.    ACCRUED SALARY AND PAID TIME OFF. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3.    SEVERANCE BENEFITS. Although the Company has no obligation to do so, if you: (i) sign and return this Agreement to the Company on or within twenty-one (21) days after the Separation Date; (ii) allow the releases contained herein to become effective; (iii) remain reasonably available after your Separation Date to answer any questions from the Company regarding your previous job duties; and (iv) comply with this Agreement and all of your legal and contractual obligations to the Company, then the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)    Severance Payment. The Company will pay you, as severance, an amount equivalent to six (6) months of your current base salary (in the gross amount of $224,347), subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid to you as a continuation on the Company’s regular payroll, beginning within ten (10) days after the Effective Date (as defined below).

(b)    Pro-Rata Bonus. You will be eligible to receive the equivalent of a six (6) month pro rata portion of your current potential annual 50% target bonus for calendar year 2020 (the “Pro Rata Bonus”). The Pro Rata Bonus shall be paid only to the extent earned based on actual Company performance, with any individual performance component deemed achieved. The Pro Rata Bonus will be paid to you, subject to standard payroll deductions and withholdings, on the date in the year following your termination on which bonuses are paid to other senior executives of the Company, but in no event later than March 15 of such year. You agree and understand that no Pro Rata Bonus is guaranteed, and your failure to receive any Pro Rata Bonus, or an amount less than the current target amount, shall not be a breach or repudiation of this Agreement.

(c)     Equity Acceleration. As summarized in Exhibit A to this Agreement, you were previously granted a total of 29,107 shares of restricted stock of Parent (collectively, the “RS”) and options to purchase a total of 95,000 ordinary shares of the Parent (collectively, the “Option”). Under the terms of the governing plan documents and Option and RS agreements, all vesting will cease as of the Separation Date. As an additional Severance Benefit, the vesting of each RS and Option grant shall accelerate such that the amount of each RS and Option that would have otherwise become vested as of October 30, 2020, shall become issuable or exercisable, respectively, as of the Separation Date. The vested amounts of each such RS and Option grant are set forth in Exhibit A, which you acknowledge and agree correctly sets forth all of your equity interests in the Company, Parent, or any affiliate. Also as an additional Severance Benefit, the date to exercise options shall be increased to 180 days post the Severance Date for all Option agreements listed in Exhibit A.

(d)    Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you timely elect continued coverage under COBRA, the Company will pay for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the six (6) month anniversary of the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. You must timely pay your premiums, and then provide the Company with proof of same to obtain reimbursement for your COBRA premiums under this Section 3(d). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.

4.    OTHER COMPENSATION OR BENEFITS. You acknowledge and agree that the Severance Benefits represent full and complete satisfaction of the benefits you may be eligible to receive pursuant to the Employment Agreement, any prior employment agreement or offer letter, or otherwise. You acknowledge that, except for your base salary and as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

5.    EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6.    RETURN OF COMPANY PROPERTY. On or within five (5) days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. The Company shall permit you to transfer from your work computer to a personal storage mechanism prior to the Severance Date your personal email folder, personal photos, music and video files, personal electronic files, and personal contact and calendar database, subject to reasonable review and approval of such transfers by the Company. None of these personal items may be Company confidential information and may not be used in violation of the Confidentiality Agreement (defined below) or Section 7 below. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.

7.    CONFIDENTIALITY. Notwithstanding any provision in this Agreement or the Confidentiality Agreement (defined below) to the contrary, nothing herein shall prevent you from disclosing the fact or terms of this Agreement as part of any government investigation, or prohibit you from filing a charge, complaint, or report with, or otherwise communicating with, providing information to, or cooperating, or participating with any investigation or proceeding by or before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission.

8.    NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

9.    RELEASE OF CLAIMS.

(a)    General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, Parent, and each of its and their affiliated, related, parent and subsidiary entities, and each of its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law (such as claims for unemployment benefits or workers compensation); and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

(d)     ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

10.    SECTION 1542 WAIVER. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

11.    REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

12.    CONTINUING OBLIGATIONS; NON-DISPARAGEMENT. You acknowledge that you remain bound by the At-Will Employment, Confidentiality, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”) between you and the Company, attached hereto as Exhibit B, and agree to abide by those continuing obligations. You further acknowledge and agree that Section 11.2 of the Employment Agreement (Non-Solicitation) and Section 12 of the Employment Agreement (Dispute Resolution) shall survive the termination of your employment, along with any other provisions of the Employment Agreement that by their terms are designed to survive the termination of your employment. You also agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and the Company agrees to instruct its directors and officers not to disparage you in any manner likely to be harmful to your business or personal reputation; provided that any party may respond accurately and fully to any question, inquiry or request for information when required by legal process.

13.    MISCELLANEOUS. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures and signatures transmitted by PDF will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

UROGEN PHARMA, INC.

By:	/s/ Liz Barrett	3/20/2020
Liz Barrett
President and Chief Executive Officer

EXHIBIT A – Equity Summary

EXHIBIT B – At-Will Employment, Confidentiality, Invention Assignment, and Arbitration Agreement

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Stephen Mullennix
Stephen Mullennix

3/20/2020
Date

EXHIBIT A

EQUITY SUMMARY

Restricted Stock Awards

Grant Number	Date of Grant	Total Shares Granted	Total Shares Vested as of the Separation Date	Unvested Shares Subject to Accelerated Vesting	Total Vested Shares
G0617	3/7/2018	12,500	8,333	2,084	10,418
G0647	6/4/2018	3,607	2,404	601	3,005
G0779	10/28/2018	5,000	3,333	834	4,167
G0814	1/26/2019	5,000	2,083	833	2,916
G0971	1/31/2020	3,000	0	0	0

Stock Option Grants

Grant Number	Date of Grant	Total Shares Granted	Total Shares Vested as of the Separation Date	Unvested Shares Subject to Accelerated Vesting	Total Vested Shares
G0618	3/7/2018	45,000	30,000	7,500	37,500
G0778	10/28/2018	20,000	13,333	3,333	16,666
G0851	1/26/2019	15,000	6,250	2,500	8,750
G0971	1/31/2020	15,000	0	0	0

EXHIBIT B

AT-WILL EMPLOYMENT, CONFIDENTIALITY, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT